Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 24, 2025, with respect to the consolidated financial statements of OBOOK Holdings Inc and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Taipei, Taiwan

September 24, 2025